Exhibit 99.1

Robert Lewis Joins Station's Board

    LAS VEGAS--(BUSINESS WIRE)--May 20, 2004--Station Casinos, Inc. (NYSE:STN) ("Station" or the "Company") announced today that Robert E. Lewis has been appointed to the Company's Board of Directors. With the addition of Mr. Lewis, a majority of the Company's Board now consists of independent directors. Mr. Lewis also will serve on the Company's Audit Committee and Governance and Compensation Committee.
    "We are very excited that Robert has agreed to join our Board. He is a long-time resident of Las Vegas and brings a wealth of leadership experience. His knowledge of the Southern Nevada real estate market will be invaluable as we continue to expand our Las Vegas franchise. Likewise, his development experience in California will be helpful as we move forward with the development of our Native American gaming projects there," said Frank J. Fertitta III, chairman and chief executive officer of the Company.
    Mr. Lewis is the president of the Nevada Division of Lewis Operating Corp. This family-owned business develops and manages commercial real estate throughout Nevada and California. He was previously the president of the Nevada region of KB Homes Corporation following the merger in 1999 between Lewis Homes Management Corp. and Kaufman & Broad Home Corporation. Prior to the merger, Mr. Lewis led the Nevada operations of the Lewis Homes group of companies for 25 years. The division was once the largest homebuilder in Nevada, having built more than 25,000 homes.
    Mr. Lewis received a BA from Claremont McKenna College and an MBA from the University of California-Los Angeles. The Southern Nevada Home Builders Association twice named Mr. Lewis "Builder of the Year." He is on the Executive Committee and served as Secretary and Legislative Chairman for the Nevada Development Authority, is a member of the Southern Nevada Homebuilders Association and is currently Chairman of the Las Vegas District Council of the Urban Land Institute. Additionally, he serves on the Clark County Community Growth Task Force.

    Company Information

    Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station's properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino and Fiesta Henderson Casino Hotel in Henderson, Nevada. Station also owns a 50% interest in both Barley's Casino & Brewing Company and Green Valley Ranch Station Casino in Henderson, Nevada and a 6.7% interest in the Palms Casino Resort in Las Vegas, Nevada. In addition, Station manages the Thunder Valley Casino in Sacramento, California on behalf of the United Auburn Indian Community.

    CONTACT: Station Casinos, Inc., Las Vegas
             Glenn C. Christenson, 800-544-2411 or 702-367-2484
             Thomas M. Friel, 800-544-2411 or 702-221-6793
             Lesley A. Pittman, 800-544-2411 or 702-367-2437